As filed with the Securities and Exchange Commission on October 2, 1997
                                                         Registration No. 333-


                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ----------------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933
                      ----------------------------------
                            INGERSOLL-RAND COMPANY
       (Exact name of Registrant as specified in its charter)
              New Jersey                             13-5156640
     (State or other jurisdiction                 (I.R.S. Employer
  of incorporation or organization)            Identification Number)
      INGERSOLL-RAND FINANCING I             INGERSOLL-RAND FINANCING II
 A Delaware Statutory Business Trust     A Delaware Statutory Business Trust
   (I.R.S. Employer Identification         (I.R.S. Employer Identification
           Number Pending)                         Number Pending)
                            200 Chestnut Ridge Road
                       Woodcliff Lake, New Jersey 07675
                                (201) 573-0123
  (Address, including zip code, and telephone number, including area code, of principal executive offices)
                         -----------------------------
                           Patricia Nachtigal, Esq.
                      Vice President and General Counsel
                            Ingersoll-Rand Company
                                 P.O. Box 8738
                       Woodcliff Lake, New Jersey 07675
                                (201) 573-0123
   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         -----------------------------
                                   Copy to:
                              John B. Tehan, Esq.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York 10017
                                (212) 455-2000
                        -----------------------------
     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
                        -----------------------------
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /x/
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                          --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                               Proposed Maximum       Proposed Maximum
         Title of Each Class of             Amount to be      Offering Price per     Aggregate Offering        Amount of
      Securities to be Registered            Registered            Unit<F1>               Price<F1>         Registration Fee
Common Stock, $2 par value per
share<F2> . . . . . . . . . . . . . . .
Preference Stock<F3>  . . . . . . . . .
Debt Securities<F4> . . . . . . . . . .
Stock Purchase Contracts<F5>  . . . . .
Stock Purchase Units<F6>  . . . . . . .
Trust Preferred Securities of
Ingersoll-Rand Financing I<F7>  . . . .
Trust Preferred Securities of
Ingersoll-Rand Financing II<F7> . . . .
Guarantees of Trust Preferred
Securities<F8>  . . . . . . . . . . . .
Total                                      $1,050,000,000          100% <F9>           $1,050,000,000           $318,182

<F1> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
<F2> Subject to note (9) below, there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Company. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon
     (i) conversion, redemption or exchange of Preference Stock or Debt Securities or (ii) settlement of the Stock Purchase Contracts or Stock Purchase Units registered hereby. The Common Stock being registered includes associated Series A Preference Stock Purchase Rights.
<F3> Subject to note (9) below, there are being registered hereunder an indeterminate number of shares of Preference Stock as may be sold, from time to time, by the Company, and an indeterminate number of shares of Preference Stock as shall be issuable upon conversion, redemption or exchange of Debt Securities registered hereby.
<F4> Subject to note (9) below, there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by the Company, and an indeterminate principal amount of Debt Securities as shall be issuable upon conversion or exchange of Preference Stock registered hereby. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $1,050,000,000 less the dollar amount of any securities previously issued hereunder.
<F5> Subject to note (9) below, there are being registered hereunder an indeterminate number of Stock Purchase Contracts as may be sold from time to time by the Company.
<F6> Subject to note (9) below, there are being registered hereunder an indeterminate number of Stock Purchase Units.
<F7> Subject to note (9) below, there are being registered hereunder an indeterminate amount of Trust Preferred Securities.
<F8> Subject to note (9) below, there are being registered hereunder an indeterminate amount of Guarantees of Trust Preferred Securities as may be sold from time to time. No separate consideration will be received for any Trust Preferred Guarantees.
<F9> In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $1,050,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

                              ------------------------

   Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus herein also relates to $150,000,000 aggregate principal amount of unsold Debt Securities registered on Form S-3 (Registration No. 33-60249) and an aggregate of $600,000,000 of unsold Common Stock, Preference Stock, Debt Securities, Stock Purchase Contracts, Stock Purchase Units and Trust Preferred Securities registered on Form S-3 (Registration No. 333-34029). This Registration Statement also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 33-60249 and Post-Effective Amendment No. 1 to Registration Statement No. 333-34029, and upon the effectiveness of such Post-Effective Amendment No. 2 and Post-Effective Amendment No. 1, this Registration Statement, Registration Statement No. 33-60249 and Registration Statement No. 333-34029 will relate to an aggregate of $1,800,000,000 of Common Stock, Preference Stock, Debt Securities, Stock Purchase Contracts, Stock Purchase Units and Trust Preferred Securities.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                           --------------------------

-------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
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                 SUBJECT TO COMPLETION, DATED OCTOBER 2, 1997
PROSPECTUS
                                $1,050,000,000
                            INGERSOLL-RAND COMPANY
                                 Common Stock
                               Preference Stock
                                Debt Securities
                           Stock Purchase Contracts
                             Stock Purchase Units

                          INGERSOLL-RAND FINANCING I
                          INGERSOLL-RAND FINANCING II
                    Trust Preferred Securities, Guaranteed
                       To The Extent Set Forth Herein By
                            INGERSOLL-RAND COMPANY
                           -----------------------------

     Ingersoll-Rand Company ("Ingersoll-Rand" or the "Company") from time to time may sell, up to an aggregate initial offering price of $1,050,000,000, in each case on terms to be determined by market conditions at the time of sale, its (i) common stock, $2 par value per share (the "Common Stock"), (ii) preference stock, without par value, in one or more series (the "Preference Stock"), (iii) debt securities in one or more series, which may be either senior (the "Senior Debt Securities"), senior subordinated (the "Senior Subordinated Debt Securities") or junior subordinated (the "Junior Subordinated Debt Securities", and together with the Senior Debt Securities and the Senior Subordinated Debt Securities, the "Debt Securities"), (iv) Stock Purchase Contracts (the "Stock Purchase Contracts") to purchase Common Stock and (v) Stock Purchase Units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities or Trust Preferred Securities (as defined) or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contract.

     Ingersoll-Rand Financing I and Ingersoll-Rand Financing II, each of which is a statutory business trust created under the laws of the State of Delaware (each a "Trust" or an "Ingersoll-Rand Trust"), the Trust Common Securities (as defined herein) of which will be wholly-owned by the Company at the time of issuance of any Trust Preferred Securities, may offer preferred securities representing undivided beneficial ownership interests in the assets of the respective Ingersoll-Rand Trust (the "Trust Preferred Securities"). The payment of periodic cash distributions with respect to Trust Preferred Securities of each of the Ingersoll-Rand Trusts out of moneys held by each of the Ingersoll-Rand Trusts, and payments on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (each a "Trust

Preferred Guarantee"). See "Description of Trust Preferred Guarantees." The Company's obligations under the Trust Preferred Guarantees are subordinate and junior in right of payment to all other liabilities of the Company and rank pari passu with the most senior Preference Stock, if any, issued from time to time by the Company. In the event an Ingersoll-Rand Trust issues Trust Preferred Securities or Trust Common Securities, the proceeds to such Ingersoll-Rand Trust from such offering will be invested in Junior Subordinated Debt Securities (the "Corresponding Junior Subordinated Debt Securities"), which will be issued and sold in one or more series by the Company to such Ingersoll-Rand Trust or the trustee of such trust and which will have terms corresponding to the terms of the related Trust Preferred Securities (the "Related Trust Preferred Securities"). The Corresponding Junior Subordinated Debt Securities purchased by an Ingersoll-Rand Trust may be subsequently distributed pro rata to holders of the Related Trust Preferred Securities or Trust Common Securities in connection with the dissolution of such Ingersoll-Rand Trust upon the occurrence of certain events as may be described in the related Prospectus Supplement. The Trust Preferred Securities, together with the Common Stock, the Preference Stock, the Debt Securities, the Stock Purchase Contracts, the Stock Purchase Units and the Trust Preferred Guarantees, are collectively referred to as the "Securities."

     With respect to each series of Securities, a supplement to this Prospectus will be delivered (a "Prospectus Supplement") together with this Prospectus setting forth the terms of such Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, coin or currency in which principal, premium, if any, and interest, if any, will be payable, any terms for redemption, any terms for sinking fund payments, whether the Debt Securities will be subordinated, the initial public offering price, the names of, the principal amounts to be purchased by, and the compensation of underwriters, dealers or agents, if any, any listing of the Securities on a securities exchange and the other terms in connection with the offering and sale of such Securities. With respect to the Stock Purchase Contracts, the related Prospectus Supplement will set forth, among other things, the designation and number of shares of Common Stock issuable thereunder, the purchase price of Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, and any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice-versa. With respect to the Stock Purchase Units, the related Prospectus Supplement will set forth, among other things, the specific terms of the Stock Purchase Contracts and any Debt Securities or Trust Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts. With respect to the Trust Preferred Securities, the related Prospectus Supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including distribution rate or rates (or method of ascertaining the same), distribution payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions, the terms upon which the proceeds of the sale of the Trust Preferred Securities will be used to purchase a specific series of Junior Subordinated Debt Securities of the Company and the terms upon which the obligations of the Ingersoll-Rand Trust to make periodic cash distributions on the Trust Preferred Securities or make payments upon liquidation or dissolution of the Ingersoll-Rand Trust or upon redemption of the Trust Preferred Securities, to the extent funds are available therefor, shall be unconditionally guaranteed by Ingersoll-Rand.

                      ----------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
                  TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ----------------------------


     The Securities may be sold directly to purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of any Securities, their names and any applicable fee, commission or discount arrangements will be set forth in the Prospectus Supplement. The net proceeds to the Company or any Ingersoll-Rand Trust from sales of Securities will be set forth in the related Prospectus Supplement and will be the purchase price of such Securities less attributable issuance expenses, including underwriters', dealers' or agents' compensation arrangements. See "Plan of Distribution" for indemnification arrangements for underwriters, dealers and agents.

                      ---------------------------


             The date of this Prospectus is ___________  __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is listed on the New York Stock Exchange, Inc., and reports, proxy statements and other information concerning the Company may be inspected at the office of such Exchange, 20 Broad Street, New York, N.Y. 10005. This Prospectus does not contain all information set forth in the Registration Statement (of which this Prospectus is a part) and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

     No separate financial statements of the Ingersoll-Rand Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Securities because: (i) the Company, a reporting company under the 1934 Act, owns, directly or indirectly, all of the voting securities of each Ingersoll-Rand Trust, (ii) neither Ingersoll-Rand Trust has any independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Ingersoll-Rand Trusts and investing the proceeds thereof in Subordinated Debt Securities and (iii) the obligations of each Ingersoll-Rand Trust to make periodic cash payments on Trust Preferred Securities and payments upon liquidation or dissolution of such Ingersoll-Rand Trust or upon redemption of the Trust Preferred Securities, to the extent funds are available therefor, are unconditionally guaranteed by the Company. See "Description of Trust Preferred Guarantees" and "Description of Debt Securities."


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and the Company's Current Report on Form 8-K dated September 17, 1997 are incorporated herein by reference and made a part of this Prospectus, and all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Ingersoll-Rand Company, P.O. Box 8738, Woodcliff Lake, New Jersey 07675, Attention: R.G. Heller, Secretary (telephone 201-573-0123).

                                  THE COMPANY

     Ingersoll-Rand was organized in 1905 under the laws of the State of New Jersey as a consolidation of Ingersoll-Sergeant Drill Company and the Rand Drill Company, whose businesses were established in the early 1870s. Over the years, the Company has supplemented its original business, which consisted primarily of the manufacture and sale of rock drilling equipment, with additional products which have been developed internally or obtained through acquisition.

     Ingersoll-Rand manufactures and sells primarily non-electrical machinery and equipment, including air compression systems, air tools, pumps, antifriction bearings, construction equipment, architectural hardware and drilling equipment. The products manufactured by Ingersoll-Rand and its subsidiaries and affiliates are sold principally under the name
Ingersoll-Rand and also under other names. The manufacturing and sales operations of Ingersoll-Rand are conducted throughout the world.

     The Company's principal executive offices are at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675 (telephone 201-573-0123). Unless the context otherwise requires, the terms "Ingersoll-Rand" and "Company" refer to Ingersoll-Rand Company and its consolidated subsidiaries.

     Pursuant to a Stock Purchase Agreement dated as of September 12, 1997, the Company has agreed to purchase from Westinghouse Electric Corporation all the outstanding capital stock of Thermo King Corporation ("Thermo King"), together with other equity interests and assets related to Thermo King, for an aggregate purchase price of $2.56 billion. Thermo King designs, manufactures and distributes transport temperature control systems and service parts for a variety of mobile applications, including trailers, truck bodies, sea-going containers, buses and light rail cars.

                           THE INGERSOLL-RAND TRUSTS

     Each of Ingersoll-Rand Financing I and Ingersoll-Rand Financing II is a statutory business trust created under Delaware law pursuant to (i) a separate trust agreement executed by the Company, as Depositor for such trust (the "Depositor"), and the trustees of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. The trust agreements will be amended and restated in their entirety (each as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be qualified as Indentures under the Trust Indenture Act of 1939. Each Ingersoll-Rand Trust exists for the exclusive purposes of (i) issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the proceeds received by the Ingersoll-Rand Trust from the sale of the Trust Securities in Corresponding Junior Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that, upon an event of default under a Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Company will directly or indirectly acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Ingersoll-Rand Trust. Each Ingersoll-Rand Trust has a term of approximately 55 years but may dissolve earlier, as provided in each Trust Agreement. Each Ingersoll-Rand Trust's business and affairs will be conducted by its trustees, including a Property Trustee (as defined below), a Delaware Trustee (as defined below) and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Ingersoll-Rand Trustees") appointed by the Company as the direct or indirect holder of all the Trust Common Securities. The holder of the Trust Common Securities of a Trust, or the holders of a majority in liquidation amount of the Related Trust Preferred Securities if an event of default under the Trust Agreement for such Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Trust. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Trust Common Securities. The duties and obligations of the Ingersoll-Rand Trustees shall be governed by the Trust Agreement of such Ingersoll-Rand Trust. One Ingersoll-Rand Trustee of each Ingersoll-Rand Trust will be a financial institution that is not affiliated with the Company and has combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the related Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the

State of Delaware and otherwise meets the requirements of applicable law, one Ingersoll-Rand Trustee of each Ingersoll-Rand Trust will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Ingersoll-Rand Trusts and the offering of the Trust Securities.

     The office of the Delaware Trustee for each Ingersoll-Rand Trust is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The address for each Ingersoll-Rand Trust is c/o the Company, the Depositor of each Trust, at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07675.

                                USE OF PROCEEDS

     The Company intends to apply the net proceeds from the sale of the Securities to which this Prospectus relates to its general funds to be used for capital expenditures, acquisitions and other general corporate purposes, including, without limitation, the acquisition of Thermo King. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's commercial paper obligations.


                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of the Company for each of the years in the five year period ended December 31, 1996 and the six month periods ended June 30, 1997 and 1996. Information on a per share basis is presented as reported and restated to reflect the 3-for-2 stock split which was effected in the form of a stock dividend, declared on August 6, 1997 and paid on September 2, 1997 to shareholders of record on August 19, 1997:

                                            Six Months Ended
                                                June 30,                               Years Ended December 31,
                                        -----------------------   ---------------------------------------------------------------
                                            1997         1996         1996         1995          1994         1993         1992
                                        ----------   ----------   ----------    ----------   ----------   ----------   ----------
                                                              (in millions of dollars, except per share data)
                                               (unaudited)
                                        -----------------------   ---------------------------------------------------------------
Net sales . . . . . . . . . . . . . .     $3,476.8     $3,366.7     $6,702.9     $5,729.0      $4,507.5     $4,021.1     $3,783.8
Net earnings (loss) . . . . . . . . .        189.4        166.8        358.0        270.3         211.1        142.5       (234.4)
Total assets  . . . . . . . . . . . .      5,903.7      5,695.8      5,621.6      5,563.3       3,596.9      3,375.3      3,387.6
Long-term debt  . . . . . . . . . . .      1,164.9      1,303.7      1,163.8      1,304.4         315.9        314.1        355.6
Shareholders' equity  . . . . . . . .      2,231.8      1,927.5      2,090.8      1,795.5       1,531.3      1,349.8      1,293.4
Earnings (loss) per common share <F1>         1.75         1.56         3.33         2.55          2.00         1.36        (2.25)
Earnings (loss) per common share <F2>         1.16         1.04         2.22         1.70          1.33         0.91        (1.50)
Dividends per common share <F1> . . .         0.41         0.37         0.78         0.74          0.72         0.70         0.69
Dividends per common share <F2> . . .         0.27         0.25         0.52         0.49          0.48         0.47         0.46
____________________

<F1>   Prior to the 3-for-2 stock split.
<F2>   Restated to give effect to the 3-for-2 stock split.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five year period ended December 31, 1996 and for the six month period ended June 30, 1997. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges, excluding the Company's proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.


  Six Month
 Period Ended
   June 30,                              Year Ended December 31,
-------------    ---------------------------------------------------------------------

     1997           1996           1995            1994           1993          1992
  ---------      ---------      ---------        ---------     ---------     ---------

    5.26         5.01<F1>         4.51             5.46          3.69<F2>      2.45<F3>
____________________

<F1>   The 1996 calculation includes the effect of a $42.4 million pretax charge mainly relating to the realignment of the Company's foreign operations. The 1996 calculation also includes $55 million of pretax income relating to the sales of the Process Systems Group. Excluding these amounts, the ratio would have been 4.93.
<F2>   The 1993 calculation includes the effect of the $5 million pretax charge relating to the restructure of the Company's underground mining machinery business. Excluding this amount, the ratio would have been 3.75.
<F3>   The Company's portion of the earnings and fixed charges of
       Dresser-Rand Company (a joint venture formed effective January 1, 1987 with Dresser Industries, Inc.) is included through September 30, 1992. Effective October 1, 1992, the Company's ownership interest in Dresser-Rand Company was reduced from 50% to 49%. The 1992 calculation includes (i) the effect of the $10 million pretax charge relating to the restructure of the Company's aerospace bearings business and (ii) the full effect of the $70 million pretax restructure of operations charge relating to Ingersoll-Dresser Pump Company. Excluding the 1992 restructure charges, the ratio would have been 3.35.

                         DESCRIPTION OF CAPITAL STOCK



     The following description of the Company's capital stock summarizes certain provisions of the Company's Restated Certificate of Incorporation (as it may be amended, the "Certificate of Incorporation"), the Rights Agreement, as amended, between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement") and the New Jersey Business Corporation Act (the "NJBCA") and is subject to and is qualified in its entirety by reference to such documents and provisions.

General

     The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock and 10,000,000 shares of preference stock, of which 563,000 shares of Series A Preference Stock (the "Series A Preference Stock") have been reserved for issuance. At June 30, 1997, no shares of the authorized Preference Stock were issued and outstanding and 110,550,296 shares of the authorized Common Stock were issued and outstanding. The Company also had outstanding, as of such date, 55,275,148 Series A Preference Stock Purchase Rights (the "Rights"). On August 6, 1997, the Board of Directors of the Company declared a three-for-two stock split which was paid on September 2, 1997 to shareholders of record on August 19, 1997. See "-- Rights Plan."

Common Stock

     Dividends. Subject to the rights of holders of Preference Stock, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

     Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment in full has been made to the holders of Preference Stock of the amounts to which they are respectively entitled or sufficient sums have been set apart for the payment thereof, the holders of Common Stock shall be entitled to receive ratably any and all assets remaining to be paid or distributed, and the holders of Preference Stock shall not be entitled to share therein.

     Voting. Except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the holders of Common Stock of the Company shall be entitled at all meetings of stockholders to one vote for each share of such stock held by them respectively and shall vote together with the holders of Preference Stock as one class. At all elections of directors, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them, among the number to be voted for or any two or more of such directors.

     Preemptive Rights. No holder of shares of Common Stock shall have any preemptive or preferential rights to subscribe to or purchase any shares of any class or series of stock of the Company, now or hereafter authorized, or any series convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series of the Company, now or hereafter authorized.

     All the outstanding shares of Common Stock are fully paid and non-assessable.

     The registrar and transfer agent for the Common Stock is The Bank of New York.

Preference Stock

     The Certificate of Incorporation provides for Preference Stock which may be issued, from time to time, in one or more series with certain rights and limitations as may be fixed by the Board of Directors of the Company. The Company has no present plan to issue any Preference Stock other than in accordance with the Rights Plan (as defined herein). However, the Board of Directors of the Company, without stockholder approval, may issue Preference Stock that could adversely affect the voting power of holders of the Common Stock. Issuance of Preference Stock could be utilized, under certain circumstances, in an attempt to prevent a takeover of the Company.

     The following description sets forth certain general terms and provisions of the Preference Stock to which a Prospectus Supplement may relate. Certain terms of a series of the Preference Stock offered by a Prospectus Supplement will be described in such Prospectus Supplement. If so indicated in the Prospectus Supplement and if permitted by the Certificate of Incorporation and by law, the terms of any such series may differ from the terms set forth below. The following description of the Preference Stock summarizes certain provisions of the Certificate of Incorporation and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and the Certificate of Amendment thereto which will be filed with the Commission promptly after any offering of such series of Preference Stock. The following description, together with any description of the terms of a series of Preference Stock set forth in the related Prospectus Supplement, summarizes all of the material terms of such series of Preference Stock.

     General. The Board of Directors may cause Preference Stock to be issued from time to time in one or more series and is expressly authorized to fix:

            (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

           (ii) the rate of dividends payable on shares of such series and the date or dates from which dividends shall accumulate;

          (iii) the terms, if any, on which shares of such series may be redeemed, including, without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

           (iv) the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

            (v) the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;

           (vi) the terms, if any, upon which the holders of shares of such series may convert shares thereof into stock of any other class or classes or of any one or more series of the same class or of another class or classes; and

          (vii) such other rights, preferences and limitations as may be permitted to be fixed by the Board of Directors of the Company under the laws of the State of New Jersey as in effect at the time of the creation of such series.

     All shares of Preference Stock, irrespective of series, shall be of equal rank, and shall be identical in all respects except for the terms fixed by the Board of Directors as permitted in the Certificate of Incorporation. The Board of Directors is authorized to change the designation, rights, preferences and limitations of any series of Preference Stock theretofore established, no shares of which have been issued. The Board of Directors is authorized to amend the Certificate of Incorporation to set forth the designation, number of shares, rights, preferences and limitations of any series of Preference Stock fixed by the Board of Directors, or to reflect any change therein made by the Board of Directors, as permitted in the Certificate of Incorporation.

     Dividends. The holders of Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, cumulative dividends in cash at the annual rate for each particular series theretofore fixed by the Board of Directors, payable in respect of each series on the date or dates which shall be fixed by the Board of Directors with respect to each particular series.

     If at any time there are two or more series of Preference Stock outstanding, any dividend paid upon shares of Preference Stock in an amount less than all dividends accrued and unpaid on all outstanding shares of Preference Stock shall be paid ratably among all series of Preference Stock in proportion to the full amount of dividends accrued and unpaid on each such series.

     So long as any Preference Stock is outstanding, no dividend shall be paid or declared, nor any distribution be made, on the Common Stock or any other stock of the Company ranking junior to the Preference Stock in the payment of dividends (other than a dividend payable in stock of junior rank), nor shall any shares of Common Stock or any other stock of junior rank be acquired for consideration by the Company or by any subsidiary except in exchange for shares of stock of junior rank unless (i) full dividends on the Preference Stock for all past dividend periods shall have been paid or shall have been declared and a sufficient sum set apart for the payment thereof and
(ii) all obligations of the Company, if any, with respect to the redemption or purchase of shares of Preference Stock in accordance with the requirements of any sinking fund have been met. Subject to the foregoing provisions, such dividends (payable in cash, stock or otherwise) as may be determined from time to time by the Board of Directors may be declared and paid on the Common Stock or any other stock of junior rank out of the remaining funds of the Company legally available for the payment of dividends; and the Preference Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

     Redemption. If so provided by the Board of Directors, the Company, at the option of the Board of Directors, or in accordance with the requirements of any sinking fund for the Preference Stock or any series thereof, may redeem the whole or any part of the Preference Stock at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be fixed by the Board of Directors pursuant to the Certificate of Incorporation, together in each case with an amount equal to all unpaid dividends accrued thereon to the date fixed for such redemption, and otherwise upon the terms and conditions fixed by the Board of Directors for any such redemption; provided, however, that no optional redemption of less than all of the Preference Stock shall take place unless (i) full dividends on the Preference Stock for all past dividend periods shall have been paid or declared and a sufficient sum set apart for the payment thereof and (ii) all obligations of the Company, if any, with respect to the redemption or purchase of shares of Preference Stock in accordance with the requirements of any sinking fund have been met. If at any time there are two or more series of Preference Stock outstanding, any amount expended in purchasing or redeeming shares of Preference Stock pursuant to the provisions of sinking funds therefor which is less than the amount then required to be so expended under all such funds shall be expended ratably among all series of Preference Stock in proportion to the full amount of expenditures of such funds then required in respect of each such series.

     Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each series of Preference Stock then outstanding shall be entitled to receive out of the assets of the Company, before any distribution or payment shall be made to the holders of the Common Stock or any other stock of Company ranking junior to the Preference Stock with respect to the distribution of assets, the amount determined by the Board of Directors in creating such series, plus in each case an amount equal to all unpaid dividends accrued thereon to the date fixed for such payment to the holders of the Preference Stock. If upon any such liquidation, dissolution or winding up, two or more series of Preference Stock are outstanding, any distribution to holders of Preference Stock in an aggregate amount less than the total payable with respect to all outstanding Preference Stock shall be made ratably among all series of Preference Stock in proportion to the full amount payable upon such liquidation, dissolution or winding up in respect of each such series.

     Voting. The holders of Preference Stock shall have the voting rights set forth below:

          (a) Except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the holders of Preference Stock shall be entitled at all meetings of stockholders to three votes for each five shares of such stock held by them respectively (a holder of less than five shares being entitled to no vote) and the holders of all series of Preference Stock shall vote together with the holders of Common Stock as one class. At all elections of directors, each holder of Preference Stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast, multiplied by the number of directors to be elected, and such holder may cast all such votes for a single director, or may distribute them among the number to be voted for or any two or more of them as such holder may see fit.

          (b) If and whenever dividends on the Preference Stock shall be in arrears in an amount equivalent to six quarterly dividends or mandatory sinking fund payments shall be in arrears in an amount equal to the aggregate of all such payments required during one year, then, at any ensuing annual meeting of stockholders at which at least a majority of the outstanding shares of Preference Stock are represented, the holders of Preference Stock of all series thereof then outstanding, voting separately as a class, shall be entitled to elect two directors. Such right of the holders of Preference Stock shall continue to be exercisable until all dividends in arrears on Preference Stock shall have been paid in full or declared and a sum sufficient for the payment thereof set apart and all mandatory sinking fund payments in arrears shall have been paid in full, whereupon such right shall cease. During any time that the holders of Preference Stock are entitled to elect two such directors, they shall also be entitled to participate with the Common Stock in the election of any other directors.

          (c)  Notwithstanding any other provision of the Certificate of
Incorporation:

                 (i) the affirmative approval of the holders of at least two-thirds in interest of Preference Stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for any amendment of the Certificate of Incorporation altering materially and adversely any existing provision of the Preference Stock or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, prior to the Preference Stock; and

                (ii) the affirmative approval of the holders of at least a majority in interest of Preference Stock of all series thereof then outstanding present and voting at a meeting, acting as a single class without regard to series, shall be required for an increase in the authorized amount of Preference Stock, or for the creation, or an increase in the authorized amount, of any class of stock ranking, as to dividends or assets, on a parity with the Preference Stock;

provided, however, that if any amendment to the Certificate of Incorporation shall affect adversely the rights or preferences of one or more, but not all, of the series of Preference Stock at the time outstanding, or shall unequally adversely affect the rights or preferences of different series of Preference Stock at the time outstanding, the affirmative approval of the holders of at least two-thirds in interest of the shares of each such series so adversely or unequally adversely affected present and voting at a meeting shall be required in lieu of or (if such affirmative approval is required by law) in addition to the affirmative approval of the holders of at least two-thirds in interest of the shares of Preference Stock as a class present and voting at such meeting.

     Preemptive Rights. No holder of shares of any series of Preference Stock shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock of the Company, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any laws or series of the Company, now or hereafter authorized.

     Other Provisions. Subject to the requirements of paragraph (c) under "-- Voting" above, but notwithstanding any other provisions of the Certificate of Incorporation, the Board of Directors, in the resolution or resolutions providing for the issue of any series of Preference Stock, may determine, to the extent that the Board of Directors may be permitted to do so under the laws of the State of New Jersey as in effect at the time of the creation of such series:

            (i) the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the Company in case of dividend arrearages or other specified events, or upon other matters;

           (ii) whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

          (iii) whether or not the holders of shares of such series shall have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock of the Company, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any class or series of the Company, now or hereafter authorized; and

           (iv) whether or not the issuance of additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications of any such other series.

Voting Requirements

     Majority Voting Requirements. Subject to the provisions described below under "--Greater Voting Requirements" and except as otherwise expressly provided in the Certificate of Incorporation or as may be required by law, the majority voting requirements prescribed in subsections 14A:10-3(2) and 14A:12-4(4) and in paragraphs 14A:9-2(4)(c) and 14A:10-11(1)(c) of the NJBCA shall apply to the Company. As a result, in the case of each of (i) a plan of merger or consolidation, (ii) a dissolution of the Company, (iii) an amendment to the Certificate of Incorporation and (iv) a sale, lease, exchange or other disposition of all, or substantially all, of the assets of the Company, any such action shall be approved upon receiving the affirmative vote of a majority of the votes cast by the holders of shares of the Company entitled to vote therein, and, in addition, if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Such voting requirements shall generally be subject to such greater requirements as are provided in the NJBCA for specific amendments or as may be provided in the Certificate of Incorporation.

     Greater Voting Requirements. The affirmative vote of the holders of four-fifths of the outstanding shares of all classes of stock of the Company entitled to vote, considered for the purposes of this paragraph as one class, shall be required to authorize (i) the merger or consolidation of the Company or a subsidiary of the Company with or into any other corporation, person or other entity, (ii) any sale, lease, exchange or other disposition of all or any material part of the assets of the Company or of any subsidiary of the Company to or with any other corporation, person or other entity or (iii) any issuance or transfer of securities of the Company upon conversion of or in exchange for the securities or assets of any other corporation, person or entity if (as of the date of any action taken by the Board of Directors with respect to such transaction or as of any record date for the determination of stockholders entitled to notice and to vote with respect thereto or immediately prior to the consummation of such transaction) such other corporation, person or other entity referred to in clause (i), clause (ii) or clause (iii) above is the beneficial owner, directly or indirectly, of more than 10% of any class of capital stock of the Company. For the purposes hereof, any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Company, (x) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (y) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (x) above) by any other corporation, person or other entity with which it has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of stock or of any material part of the assets of the Company or of it, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, as in effect on January 1,

1970. Any determination made in good faith by the Board of Directors, on the basis of information at the time available to it, as to whether any corporation, person or other entity is the beneficial owner of more than 10% of any class of capital stock of the Company, or is an "affiliate" or "associate", as above defined, shall be conclusive and binding for all purposes of this paragraph. The provisions described in this paragraph shall not apply to any agreement for the merger of any subsidiary of the Company with the Company or with another subsidiary of the Company where the Company or such other subsidiary shall be the surviving corporation and where the provisions described in this paragraph shall not be changed or otherwise affected by or by virtue of the merger.

Directors

     The Board of Directors shall be divided as equally as may be into three classes, each of which shall consist of such number as the by-laws may from time to time provide, but no class shall consist of less than two members.
At each annual election, the successors of the directors of the class whose terms expire in that year are elected to hold office for the term of three years, so that the term of office of one class of directors shall expire in each year. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. In case of any increase in the number of directors of any class or classes, the additional directors may be elected by the Board of Directors, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders and until his successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Directors may be removed without cause only upon the affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of directors. Directors may be removed for cause upon the affirmative vote of two-thirds of the entire Board. The affirmative vote of the holders of at least four-fifths of the shares of capital stock entitled to vote for the election of the directors shall be required for any amendment or deletion of this provision, unless such amendment or deletion shall have been approved by the unanimous vote of the directors then in office, in which case the majority voting requirements of the NJBCA described above shall apply thereto.

     The provisions of the Certificate of Incorporation relating to directors shall have no application to any directors who may be elected by the holders of Preference Stock or any series thereof, voting as a class or series, as the case may be, pursuant to a right to elect directors conferred upon such holders by reason of default in the payment of dividends, failure to discharge sinking fund obligations or otherwise. Any such directors shall be in addition to the directors to be elected pursuant to the paragraph immediately above and shall be elected in the manner, and serve for such term, as may be provided in the Certificate of Incorporation.

Rights Plan

     On December 7, 1988, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company. The dividend was payable on December 22, 1988 to shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-hundredth (1/100) of a share of a series of preference stock of the Company, designated as Series A Preference Stock, without par value (the "Series A Preference Stock"), at a price of $130 (the "Purchase Price").

     On May 6, 1992, the Board of Directors of the Company declared a two-for-one stock split in the form of a dividend distribution of one share of Common Stock for each outstanding share of Common Stock (the "First Common Stock Dividend"). The First Common Stock Dividend was payable on June 1, 1992 to shareholders of record on May 19, 1992. After giving effect to receipt of the First Common Stock Dividend, each holder of a Right was deemed to be the holder of (i) one-half of a Right in respect of the share of Common Stock pursuant to which such Right originally had been issued and (ii) one-half of a Right in respect of the share of Common Stock received by such holder pursuant to the First Common Stock Dividend.

     On August 6, 1997, the Board of Directors of the Company declared a three-for-two stock split in the form of a dividend distribution of one share of Common Stock for every two outstanding shares of Common Stock (the "Second Common Stock Dividend"). The Second Common Stock Dividend was paid on September 2, 1997 to shareholders of record on August 19, 1997. After giving effect to receipt of the Second Common Stock Dividend, each holder of a Right will be deemed to be the holder of (i) one-third of a Right in respect of the share of Common Stock pursuant to which such Right originally had been issued, (ii) one-third of a Right in respect of the share of Common Stock received by such holder pursuant to the First Common Stock Dividend and (iii) one-third of a Right in respect of the share of Common Stock received by such holder pursuant to the Second Common Stock Dividend.

     Until the close of business on the Distribution Date, which will occur on the earlier to occur of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") other than the Company, any subsidiary of the Company or any employee benefit plan or employee stock plan of the Company or of any subsidiary of the Company (an "Exempt Person"), has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (the "Stock Acquisition Date"), (ii) the declaration by the Board of Directors that any Person is an Adverse Person or (iii) the tenth day after the date of the commencement of, or the first public announcement of the intent of any person (other than an Exempt Person) to commence, a tender offer or exchange offer (other than a tender or exchange offer by an Exempt Person) which would result in the ownership of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be represented by and transferred with, and only with, the Common Stock. Until the Distribution Date, new certificates issued for Common Stock after December 22, 1988 contain a legend incorporating the Rights Agreement by reference, and the surrender for transfer of any of the Company's Common Stock certificates constitute the transfer of the Rights associated with the Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Common Stock at the close of business on the Distribution Date, and thereafter the separate certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 22, 1998, unless earlier redeemed by the Company as described below.

     The Series A Preference Stock will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of Preference Stock, subordinate to any other series of Preference Stock. The Series A Preference Stock will, however, rank prior to the Common Stock. The Series A Preference Stock may not be issued except upon exercise of Rights. Each share of Series A Preference Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount per share equal to 100 times the cash dividends declared on the Company's Common Stock. In addition, the Series A Preference Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the Common Stock, in like kind. In the event of a default on such dividends, the holders of the Series A Preference Stock (together with the holders of any other Preference Stock similarly entitled) will be entitled to elect two directors. In the event of liquidation, the holders of Series A Preference Stock will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of Common Stock. Each share of Series A Preference Stock will have 100 votes, voting together with the Common Stock and not as a separate class unless otherwise required by law or the Certificate of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A Preference Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of the Series A Preference Stock as to dividends, liquidation and voting are protected by antidilution provisions.

     The Purchase Price payable, and the number of shares of Series A Preference Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preference Stock, (ii) upon the grant to holders of the Series A Preference Stock of certain rights or warrants to subscribe for Series A Preference Stock or convertible securities at less than the current market price of the Series A Preference Stock or (iii) upon the distribution to holders of the Series A Preference Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Series A Preference Stock) or of subscription rights or warrants (other than those referred to above).

     If (i) any Person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock, (ii) the Board of Directors of the Company, by majority vote, shall declare any Person to be an Adverse Person, (iii) any Acquiring Person, Adverse Person or any affiliates or associates thereof engages in one or more "self-dealing" transactions as described in the Rights Agreement, then each holder of a Right, other than the Acquiring Person or Adverse Person, will have the right to receive in lieu of Series A Preference Stock, upon payment of the Purchase Price, a number of shares of Common Stock having a market value equal to twice the Purchase Price. This same right will be available to each holder of record of a Right, other than the Acquiring Person or Adverse Person, if, while there is an Acquiring Person or Adverse Person, there occurs any reclassification of securities, any recapitalization of the Company, or any merger or consolidation or other transaction involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest of the Company or any of its subsidiaries which is owned or controlled by the Acquiring Person or Adverse Person. Alternatively, at any time after any person or group acquires 15% or more of the Common Stock or the Board of Directors determines that a Person is an Adverse Person, the Board of Directors of the Company may exchange one share of the Common Stock (or an equivalent share of the Series A Preference Stock) for each outstanding Right other than Rights held by an Acquiring Person or Adverse Person, which become void. To the extent that insufficient shares of Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of Common Stock to the extent available and then Series A Preference Stock, cash, property or other securities of the Company (which may be accompanied by a reduction in the Purchase Price), in proportions determined by the Company, so that the aggregate value received is equal to twice the Purchase Price. Rights are not exercisable following the occurrence of the events described in this paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, following the occurrence of the events described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person or an Adverse Person will be void.

     Unless the Rights are redeemed earlier, if, after the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person, the Company is acquired in a merger or other business combination (in which any shares of the Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company which has a market value at the time of such transaction equal to two times the Purchase Price.

     Fractions of shares of Series A Preference Stock may, at the election of the Company, be evidenced by depositary receipts. The Company may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

     At any time until ten days following the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person (subject to extension by the Board of Directors), the Board of Directors (with the concurrence of a majority of the Independent Directors) may cause the Company to redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Independent Continuing Directors. Immediately upon the action of the Board of Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price without any interest thereon. The term "Independent Directors" means any member of the Board of Directors of the Company who is not an officer of the Company. The term "Independent Continuing Directors" means any Independent Director who was a member of the Board of Directors immediately prior to the time that any Person shall become an Acquiring Person or Adverse Person, and any Independent Director who becomes a member of the Board of Directors subsequent to the time that any Person shall become an Acquiring Person or Adverse Person if such Independent Director is recommended or nominated to election on the Board of Directors by a majority of the Independent Continuing Directors, but shall not include an Acquiring Person or Adverse Person, or any representative of such Acquiring Person or Adverse Person.

     Until the close of business on the tenth day following the Stock Acquisition Date or the declaration by the Board of Directors that a person is an Adverse Person, and thereafter for as long as the Rights are redeemable, the Board of Directors (with the concurrence of a majority of the Independent Directors) may cause the Company to amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed, but no such amendment shall alter the redemption price, the date of expiration of the Rights, or the number of one one-hundredths of a share of Series A Preference Stock for which a Right is exercisable. At any time when the Rights are not then redeemable, the Company (with the concurrence of a majority of the Independent Continuing Directors) may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

     Until a Right is exercised, the holder, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.


                        DESCRIPTION OF DEBT SECURITIES

     The following description of Debt Securities sets forth certain general terms and provisions of Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions do not apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities may be (i) senior unsecured obligations (the "Senior Debt Securities") of the Company issued in one or more series under an Indenture dated as of August 1, 1986, as supplemented (as so supplemented, the "Senior Indenture") between the Company and The Bank of New York, as Trustee (the

"Senior Trustee"), (ii) senior subordinated unsecured obligations (the "Senior Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Senior Subordinated Indenture") to be entered into between the Company and a trustee to be named therein (the "Senior Subordinated Trustee") or (iii) junior subordinated unsecured obligations (the "Junior Subordinated Debt Securities") of the Company issued in one or more series under an Indenture (the "Junior Subordinated Indenture") to be entered into between the Company and a trustee to be named therein (the "Junior Subordinated Trustee"). The Senior Indenture, the Senior Subordinated Indenture and the Junior Subordinated Indenture are sometimes hereinafter referred to, collectively, as the "Indentures" and, individually, as an "Indenture"; and the Senior Trustee, Senior Subordinated Trustee and Junior Subordinated Trustee are sometimes hereinafter referred to, collectively, as the "Trustees" or individually, as a "Trustee."

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of each Indenture, including the definitions therein of certain terms. Numerical references in parentheses below are to sections in the applicable Indenture or Indentures. Whenever particular sections or defined terms of an Indenture are referred to, such sections or defined terms are incorporated herein by reference.

General

     The Indentures do not limit the amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. Except as described below, the Indentures do not limit the amount of other indebtedness or securities which may be issued by the Company.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of such series of Offered Debt Securities: (1) the designation, aggregate principal amount and authorized denominations of such Offered Debt Securities; (2) the purchase price of such Offered Debt Securities (expressed as a percentage of the principal amount thereof); (3) the date or dates on which such Offered Debt Securities will mature; (4) the rate or rates per annum, if any (which may be fixed or variable), at which such Offered Debt Securities will bear interest or the method by which such rate or rates will be determined; (5) the dates on which such interest will be payable and the record dates for payment of interest, if any; (6) the coin or currency in which payment of the principal of (and premium, if any) or interest, if any, on such Offered Debt Securities will be payable; (7) the terms of any mandatory or optional redemption (including any sinking fund) or any obligation of the Company to repurchase Offered Debt Securities; (8) whether such Offered Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global Debt Securities ("Global Notes") and, if so, the identity of the depositary, if any, for such Global Note or Notes; (9) whether such Offered Debt Securities will be Senior Debt Securities, Senior Subordinated Debt Securities or Junior Subordinated Debt Securities; (10) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (11) in the case of Corresponding Junior Subordinated Debt Securities, the form of Trust Agreement and Guarantee Agreement and any other provisions relating to deferral of interest, extension of maturity and any other covenants and provisions applicable thereto; and (12) any other additional provisions or specific terms which may be applicable to that series of Offered Debt Securities.

     Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable or exchangeable, at the office or agency of the Company maintained for such purposes in the Borough of Manhattan, The City of New York, provided that payment of interest on any Debt Securities may, at the option of the Company, be made by check mailed to the registered holders. Interest, if any, will be payable on any interest payment date to the persons in whose names the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of, transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Some or all of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

Ranking of Debt Securities

     The Senior Debt Securities will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Senior Subordinated Debt Securities will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the supplemental indenture and the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities. The Junior Subordinated Debt Securities will be unsecured junior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the applicable Prospectus Supplement) of the Company, including the Senior Debt Securities and the Senior Subordinated Debt Securities). See "--Subordination of Senior Subordinated and Junior Subordinated Debt Securities."

Conversion and Exchange

     The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preference Stock or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

Global Notes

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States (a "U.S. Depositary") identified in the Prospectus Supplement relating to such series.

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Note to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Note registered in the name of such depositary or its nominee. Upon the issuance of a Global Note in registered form, the U.S. Depositary for such Global Note will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Notes. Ownership of beneficial interests in Global Notes by persons that hold such beneficial interests through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the U.S. Depositary for a Global Note in registered form, or its nominee, is the registered owner of such Global Note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Note for all purposes under the applicable Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Debt Securities of the series represented by such Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Note representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the U.S. Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     A Global Note may not be transferred except as a whole by the U.S. Depositary for such Global Note to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. If a U.S. Depositary for Debt Securities of a series is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Note or Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more Global Notes and, in such event, will issue Debt Securities in definitive form in exchange for the Global Note or Notes representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Note equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.


Certain Covenants of the Company

     Senior Debt Securities. The Senior Debt Securities will include the following covenants:

     Limitation on Liens. Unless otherwise indicated in the Prospectus Supplement relating to a series of Senior Debt Securities, the Company will not, and will not permit any Restricted Subsidiary to, create, assume or guarantee any indebtedness for money borrowed, secured by any mortgage, lien, pledge, charge or other security interest or encumbrance (hereinafter referred to as a "Mortgage" or "Mortgages") on any Principal Property of the Company or a Restricted Subsidiary or on any shares or Funded Indebtedness of a Restricted Subsidiary (whether such Principal Property, shares or Funded Indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the Senior Debt Securities (together, if the Company shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Senior Debt Securities) shall be secured equally and ratably with or prior to such indebtedness. The Senior Indenture excludes, however, from the foregoing any indebtedness secured by a Mortgage (including any extension, renewal or replacement of any Mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness) (i) on property, shares or Funded Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to or within 180 days after the later of such acquisition, completion of such construction or the commencement of commercial operation of such property; (iii) on property, shares or Funded Indebtedness of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (iv) on property of a Restricted Subsidiary to secure indebtedness of such Restricted Subsidiary to the Company or another Restricted Subsidiary; (v) on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgage; or (vi) existing at the date of the Senior Indenture; provided, however, that any Mortgage permitted by any of the foregoing clauses (i), (ii), (iii) and (v) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto. See also "Exempted Indebtedness" below.

     Limitation on Sale and Leaseback Transactions. Unless otherwise indicated in the Prospectus Supplement relating to a series of Senior Debt Securities, sale and leaseback transactions (which are defined in the Senior Indenture to exclude leases expiring within three years of making, leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and any lease of part of a Principal Property, which has been sold, for use in connection with the winding up or termination of the business conducted on such Principal Property) by the Company or any Restricted Subsidiary of any Principal Property are prohibited, unless (a) the Company would be entitled to incur indebtedness secured by a Mortgage on such Principal Property (see "Limitations on Liens" above) or (b) an amount equal to the fair value of the Principal Property so leased (as determined by the Board of Directors of the Company) is applied within 180 days to the retirement (otherwise than by payment at maturity or pursuant to mandatory sinking funds) of Senior Debt Securities or Funded Indebtedness of the Company or any Restricted Subsidiary on a parity with the Senior Debt Securities or to purchase, improve or construct Principal Properties. See also "Exempted Indebtedness" below.

     Exempted Indebtedness. Notwithstanding the limitations on Mortgages and sale and leaseback transactions described above, the Company or any Restricted Subsidiary may, in addition to amounts permitted under such restrictions, create, assume or guarantee secured indebtedness or enter into sale and leaseback transactions which would otherwise be prohibited, provided that at the time of such event, and after giving effect thereto, the sum of such outstanding secured indebtedness plus the Attributable Debt in respect of such sale and leaseback transactions (other than sale and leaseback transactions entered into prior to the date of the Senior Indenture and sale and leaseback transactions whose proceeds have been applied in accordance with clause (b) under "Limitation on Sale and Leaseback Transactions") does not exceed 5% of the shareholders' equity in the Company and its consolidated Subsidiaries. "Attributable Debt" means, as of any particular time, the then present value of the total net amount of rent required to be paid under such leases during the remaining terms thereof (excluding any renewal term unless the renewal is at the option of the lessor), discounted at the actual interest factor included in such rent, or, if such interest factor is not readily determinable, then at the rate of 8-3/8% per annum.

     Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Senior Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Senior Indenture. If, upon any such consolidation, merger, sale, conveyance or lease, or upon any consolidation or merger of any Restricted Subsidiary, or upon the sale, conveyance or lease of all or substantially all the property of any Restricted Subsidiary to any other corporation, any Principal Property or any shares or Funded Indebtedness of any Restricted Subsidiary would become subject to any Mortgage, the Company will secure the due and punctual payment of the principal of, premium, if any, and interest, if any, on the Senior Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Senior Debt

Securities) by a Mortgage, the lien of which will rank prior to the lien of such Mortgage of such other corporation on all assets owned by the Company or such Restricted Subsidiary.

     Certain Definitions. The term "Principal Property" means any manufacturing plant or other manufacturing facility of the Company or any Restricted Subsidiary, which plant or facility is located within the United States of America, except any such plant or facility which the Board of Directors by resolution declares is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries. The term "Funded Indebtedness" means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee. The term "Restricted Subsidiary" means any Subsidiary which owns a Principal Property excluding, however, any corporation the greater part of the operating assets of which are located or the principal business of which is carried on outside the United States of America. The term "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation shall at the time be owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

     Senior Subordinated Debt Securities. The Senior Subordinated Debt Securities will include those covenants which may be set forth in the Prospectus Supplement to which such Debt Securities relate, including the following:

     Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Senior Subordinated Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Senior Subordinated Indenture.

     Anti-Layering Restriction. The Senior Subordinated Debt Securities will also include a covenant prohibiting the Company from incurring indebtedness which is subordinated to any other indebtedness of the Company unless such indebtedness is made (i) pari passu in right of payment to such Senior Subordinated Debt Securities or (ii) subordinate in right of payment to such Senior Subordinated Debt Securities.

     Junior Subordinated Debt Securities. The Junior Subordinated Debt Securities will include those covenants which may be set forth in the

Prospectus Supplement to which such Debt Securities relate, including the following:

     Restrictions Upon Merger and Sales of Assets. Upon any consolidation or merger of the Company with or into any other corporation or any sale, conveyance or lease of all or substantially all the property of the Company to any other corporation, the corporation (if other than the Company) formed by such consolidation, or into which the Company shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States of America or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Junior Subordinated Debt Securities. The Company will not so consolidate or merge, or make any such sale, lease or other disposition, and the Company will not permit any other corporation to merge into the Company, unless immediately after giving effect thereto, the Company or such successor corporation, as the case may be, will not be in default under the Junior Subordinated Indenture. In the case of Corresponding Junior Subordinated Debt Securities, any such transaction must also be permitted under the related Trust Agreement and Guarantee and must not give rise to any breach or violation of the related Trust Agreement and Guarantee.

     In addition, in the event Corresponding Junior Subordinated Debt Securities are issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust, such Corresponding Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Ingersoll-Rand Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Corresponding Junior Subordinated Debt Securities will be issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust.

     Unless otherwise provided in the applicable Prospectus Supplement, if Corresponding Junior Subordinated Debt Securities are issued to an Ingersoll-Rand Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Ingersoll-Rand Trust and (i) there shall have occurred an event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the related Trust Preferred Guarantee or Trust Common Guarantee or (iii) the Company shall have given notice of its election to defer payments of interest on such Corresponding Junior Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distribution with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities which rank pari passu with or junior to such Corresponding Junior Subordinated Debt Securities; provided that the foregoing restriction does not apply to any stock dividends paid by the Company where the dividend stock is of the same class as that of the stock held by the holders receiving the dividend.

     If provided in the applicable Prospectus Supplement, the Company will have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such series of Corresponding Junior Subordinated Debt Securities. Certain United States federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

     In the Junior Subordinated Indenture, the Company, as borrower, will agree to pay to each Trust all debts and other obligations (other than with respect to the Trust Securities) and all costs and expenses of such Trust (including costs and expenses relating to the organization of such Trust, the fees and expenses of the related Ingersoll-Rand Trustees and the costs and expenses relating to the operation of such Trust) and the offering of the Trust Preferred Securities, and to pay any and all taxes, duties, assessments or other similar governmental charges (other than United States withholding taxes), and all costs and expenses with respect to the foregoing, to which such Trust might become subject.

Events of Default

     As to each series of Debt Securities, an Event of Default is defined in each Indenture as being: default in payment of any interest or any sinking fund payment on such series which continues for 30 days (subject to the deferral of any interest payment in the case of an Extension Period in the case of the Junior Subordinated Indenture); default in payment of any principal or premium, if any, on such series; default after written notice in performance of any other covenant in such Indenture (other than a covenant included solely for the benefit of Debt Securities of another series) which continues for 90 days; certain events in bankruptcy, insolvency or reorganization; or other Events of Default specified in or pursuant to a Board Resolution or in a supplemental indenture. Each Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of such series of any default (except in payment of principal, interest, if any, or premium, if any, on such series or in payment of any sinking fund installment on such series) if the Trustee considers it in the interest of such holders to do so.

     In case an Event of Default shall occur and be continuing with respect to the Debt Securities of any series, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities then outstanding of that series may declare the principal of the Debt Securities of such series (or, if the Debt Securities of that series were issued as discounted Debt Securities, such portion of the principal as may be specified in the terms of that series) to be due and payable and, in the case of

Corresponding Junior Subordinated Debt Securities, should the Trustee or the holders of such Corresponding Junior Subordinated Debt Securities fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Related Trust Preferred Securities shall have such right. Any Event of Default with respect to the Debt Securities of any series (except defaults in payment of principal or premium, if any, or interest, if any, on the Debt Securities of such series) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of that series then outstanding. In the case of Corresponding Junior Subordinated Debt Securities of a series, should the holders of such Corresponding Junior Subordinated Debt Securities fail to annul a declaration or waive such default, the holders of a majority in aggregate liquidation amount of the series of Related Trust Preferred Securities affected shall have such right.

     Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of the rights or powers under such Indenture at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustee and certain limitations contained in each Indenture, the holders of a majority in principal amount of the Debt Securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. In case an Event of Default shall occur and be continuing as to a series of Corresponding Junior Subordinated Debt Securities, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debt Securities, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debt Securities. The Company is required annually to deliver to the Trustee an officers' certificate stating whether or not the signers have knowledge of any default in performance by the Company of the covenants described above.

     If an Event of Default with respect to a series of Corresponding Junior Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, premium (if any) or principal on such Corresponding Junior Subordinated Debt Securities on the date such interest, premium (if any) on principal is due and payable, a holder of Related Trust Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest or premium (if any) on such Corresponding Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Related Trust Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the applicable Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action.

     The holders of the Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Corresponding Junior Subordinated Debt Securities unless there shall have been an event of default under the Trust Agreement.

Defeasance

     Each Indenture provides that the Company, at its option, (a) will be discharged from any and all obligations with respect to any series of Debt Securities (except for certain obligations which include registering the transfer or exchange of the Debt Securities, replacing stolen, lost or mutilated Debt Securities, maintaining payment agencies and holding monies for payment in trust) or (b) need not comply with certain restrictive covenants of such Indenture as to any series of Debt Securities (in the case of Senior Debt Securities as described above under "Certain Covenants of the Company--Limitation on Liens", "Limitation on Sale and Leaseback Transactions" and the last sentence of "Restrictions Upon Merger and Sales of Assets"), in each case upon the deposit with the Trustee (and in the case of a discharge 91 days after such deposit), in trust, of money, or U.S. Government Obligations, or a combination thereof, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments, if any) of, and interest, if any, or premium, if any, on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities to their stated maturities or to and including a redemption date which has been irrevocably designated by the Company for redemption of such Debt Securities. To exercise any such option, the Company is required to meet certain conditions, including delivering to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (a), accompanied by a ruling of the United States Internal Revenue Service (the "IRS") to such effect or an opinion of counsel to such effect based upon a ruling of the IRS.

Modification of the Indentures

     Each Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debt Securities of all series affected by such modification (voting as one class), to modify such Indenture or the rights of the holders of the Debt Securities, except that no such modification shall, without the consent of the holder of each Debt Security so affected, (i) change the maturity of any Debt Security, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof (including, in the case of a discounted Debt Security, the amount payable thereon in the event of acceleration) or any redemption premium thereon, or change the place or medium of payment of such Debt Security, or impair the right of any holder to institute suit for payment thereof or (ii) reduce the percentage of Debt Securities, the consent of the holders of which is required for any such modification or for certain waivers under such Indenture, provided that, in the case of Corresponding Junior Subordinated Debt Securities, so long as any Related Trust Preferred Securities remain outstanding, (a) no such modification may be made that adversely affects the holders of such Trust Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all Related Trust Preferred Securities affected unless and until the principal of the Corresponding Junior Subordinated Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions have been satisfied, and (b) where a consent under the Junior Subordinated Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities, no such consent shall be given by the Property Trustee without the prior consent of each holder of Related Trust Preferred Securities.

Subordination of Senior Subordinated and Junior Subordinated Debt Securities

     The payment of the principal of, premium, if any, and interest, if any, on the Senior Subordinated Debt Securities and the Junior Subordinated Debt Securities will be subordinated, to the extent and in the manner set forth in the Senior Subordinated Indenture and Junior Subordinated Indenture, respectively, and as may be further described in the applicable Prospectus Supplement, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness which may at any time and from time to time be outstanding.

     Unless otherwise provided in the applicable Prospectus Supplement with respect to an issue of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full or such payment must be provided for before any payment or distribution (excluding the distribution of certain permitted equity or subordinated securities) is made on account of the principal, premium, if any, sinking fund, if any, or interest, if any, on any Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be.

     In addition, the applicable Prospectus Supplement may provide that no payment on account of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities offered thereby shall be made during the continuance of certain defaults with respect to the Senior Indebtedness or certain designated Senior Indebtedness of the Company.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets (excluding the distribution of certain permitted equity or subordinated securities) of the Company is received by the Senior Subordinated Trustee or the Junior Subordinated Trustee or the holders of any of the Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be, under the circumstances described above and before all Senior Indebtedness is paid in full, such payment or distribution will be paid over to the holders of such Senior Indebtedness or on their behalf for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full or such payment provided for, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     If the Company fails to make any payments on the Senior Subordinated Debt Securities or the Junior Subordinated Debt Securities of any series when due or within any applicable grace period, whether or not on account of any payment blockage provisions that may be set forth in the applicable Prospectus Supplement, such failure would constitute an Event of Default under the relevant Indenture and would enable the holders of such Debt Securities to accelerate the maturity thereof. See "--Events of Default."

     By reason of such subordination, in the event of any distribution of assets of the Company upon dissolution, winding up, liquidation, reorganization or other similar proceedings of the Company, (i) holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the Senior Subordinated Debt Securities or the Junior Subordinated Debt Securities and the holders of Senior Subordinated Debt Securities and Junior Subordinated Debt Securities will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of the Company who are neither holders of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities nor holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Senior Subordinated Debt Securities and Junior Subordinated Debt Securities. Furthermore, such subordination may result in a reduction or elimination of payments to the holders of Senior Subordinated Debt Securities and Subordinated Debt Securities. The Senior Subordinated Indenture and Junior Subordinated Indenture provide that the subordination provisions thereof will not apply to any money and securities held in trust pursuant to the discharge, defeasance and covenant defeasance provisions of such Indenture (see "--Defeasance" above).

     If this Prospectus is being delivered in connection with the offering of a series of Senior Subordinated Debt Securities or Junior Subordinated Debt Securities, the accompanying Prospectus Supplement or the information incorporated by reference herein will set forth the definitions of Senior Indebtedness and Designated Senior Indebtedness applicable thereto, any payment blockage provisions and the approximate amount of such Senior Indebtedness outstanding as of a recent date.

Concerning the Trustee

     The Company may from time to time maintain lines of credit and have other customary banking relationships with each Trustee and its affiliated banks.

Corresponding Junior Subordinated Debt Securities

     The Corresponding Junior Subordinated Debt Securities may be issued in one or more series of Junior Subordinated Debt Securities under the Junior Subordinated Indenture with terms corresponding to the terms of a series of Related Trust Preferred Securities. In that event, concurrently with the issuance of the Related Trust Preferred Securities, such Trust will invest the proceeds thereof and the consideration paid by the Company for the Trust Common Securities of such Trust in such series of Corresponding Junior Subordinated Debt Securities issued by the Company to such Trust. Each series of Corresponding Junior Subordinated Debt Securities will be in the principal amount equal to the aggregate stated liquidation amount of the Related Trust Preferred Securities and the Trust Common Securities of such Trust and will rank pari passu with all other series of Junior Subordinated Debt Securities. Holders of the Related Trust Preferred Securities for a series of Corresponding Junior Subordinated Debt Securities will have the rights, in connection with modifications to the Junior Subordinated Indenture or upon occurrence of Events of Default, as described above under "--Modification of the Indentures" and "--Events of Default," unless provided otherwise in the Prospectus Supplement for such Related Trust Preferred Securities.

     The applicable Prospectus Supplement will also set forth the terms of any redemption provisions applicable to the Corresponding Junior Subordinated Debt Securities and any other provisions and covenants.

     The Company will covenant, as to each series of Corresponding Junior Subordinated Debt Securities, (i) to maintain directly or indirectly 100% ownership of the Trust Common Securities of the Trust to which such Corresponding Junior Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company's ownership of the Trust Common Securities, (ii) not to voluntarily terminate, wind up or liquidate any Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of such Trust, or (b) in connection with certain mergers or consolidations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

       DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice-versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each Ingersoll-Rand Trust may issue only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Ingersoll-Rand Trust authorizes the Regular Trustees of each Ingersoll-Rand Trust to issue on behalf of such Ingersoll-Rand Trust one series of Trust Preferred Securities. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Trust Preferred Securities for specific terms including (i) the distinctive designation of such Trust Preferred Securities, (ii) the number of Trust Preferred Securities issued, (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities and the date or dates upon which such distributions shall be payable, (iv) whether distributions on Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method determining the date or dates from which distributions on Trust Preferred Securities shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Ingersoll-Rand Trust, (vi) the obligation, if any, of such Ingersoll-Rand Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by such Ingersoll-Rand Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Trust Preferred Securities issued by such Ingersoll-Rand Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by both Ingersoll-Rand Trusts, as a condition to specified action or amendments to the Trust Agreement of such Ingersoll-Rand Trust, (viii) whether the Trust Preferred Securities will be issued in the form of one or more global securities and
(ix) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Ingersoll-Rand Trust consistent with the Trust Agreement of such Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Guarantees." Certain United States federal income tax consideration applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each Ingersoll-Rand Trust will issue one series of Trust Common Securities. The Trust Agreement of each Ingersoll-Rand Trust authorizes the Regular Trustees to issue on behalf of such Ingersoll-Rand Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by an Ingersoll-Rand Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon the occurrence and during the continuation of an event of default under the Trust Agreement, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and to appoint, remove or replace any of the Ingersoll-Rand Trustees. All of the Trust Common Securities will be directly or indirectly owned by the Company.

                   DESCRIPTION OF TRUST PREFERRED GUARANTEES

     Set forth below is a summary of information concerning the Trust Preferred Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Trust Preferred Securities. Each Trust Preferred Guarantee Agreement under which Trust Preferred Guarantees are issued will be qualified as an indenture under the Trust Indenture Act. The trustee under each Trust Preferred Guarantee (the "Guarantee Trustee") will be identified in the relevant Prospectus Supplement, and will be a financial institution not affiliated with the Company that has a combined capital and surplus of not less than $50,000,000. The terms of each Trust Preferred Guarantee will be those set forth in such Trust Preferred Guarantee and those made part of such Trust Preferred Guarantee by the Trust Indenture Act. This summary does not purport to be complete and makes use of certain terms defined in the Trust Preferred Guarantee Agreement and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Preferred

Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Preferred Guarantee will be held by the Trust Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Ingersoll-Rand Trust.

General

     Pursuant to each Trust Preferred Guarantee, the Company will unconditionally agree, to the extent set forth herein, to pay in full to the holders of the Trust Preferred Securities issued by each Ingersoll-Rand Trust, the Trust Preferred Guarantee Payments (as defined herein) (except to the extent paid by such Ingersoll-Rand Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Ingersoll-Rand Trust may have or assert. The following payments with respect to Trust Preferred Securities issued by each Ingersoll-Rand Trust (the "Trust Preferred Guarantee Payments"), to the extent not paid by such Ingersoll-Rand Trust, will be subject to the Trust Preferred Guarantee (without duplication): (i) any accumulated and unpaid distributions that are required to be paid on such Trust Preferred Securities, but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest, principal and premium, if any, on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest and principal on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets with respect to any Trust Preferred Securities called for redemption by such Ingersoll-Rand Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Ingersoll-Rand Trust (other than in connection with the distribution of Corresponding Junior Subordinated Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment to the extent such Ingersoll-Rand Trust has funds available therefor or (b) the amount of assets of such Ingersoll-Rand Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such Ingersoll-Rand Trust. The Company's obligation to make a Trust Preferred Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Ingersoll-Rand Trust to pay such amounts to such holders.

     Each Trust Preferred Guarantee will be a guarantee with respect to the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust from the time of issuance of such Trust Preferred Securities but will not apply to any payment of distributions except to the extent the Company has made a payment to the related Property Trustee of interest or principal on the subordinated Debt Securities held in such Ingersoll-Rand Trust as trust assets. If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities purchased by an Ingersoll-Rand Trust, such Ingersoll-Rand Trust will not pay distributions on the Trust Preferred

Securities issued by such Ingersoll-Rand Trust and will not have funds available therefor and such payment obligation will therefore not be guaranteed by the Company under the Trust Preferred Guarantee. See "Description of Trust Preferred Securities" and "Description of Debt Securities--Certain Covenants of the Company."

     The Company's obligations under the Trust Agreement for each Ingersoll-Rand Trust, the Trust Preferred Guarantee issued with respect to Trust Preferred Securities issued by that Ingersoll-Rand Trust, the Corresponding Junior Subordinated Debt Securities purchased by that Ingersoll-Rand Trust and the related Junior Subordinated Indenture in the aggregate will provide a full and unconditional guarantee on a junior subordinated basis by the Company of payments due on the Trust Preferred Securities issued by that Ingersoll-Rand Trust.

     The Company has also agreed to unconditionally guarantee the obligations of the Ingersoll-Rand Trusts with respect to the Trust Common Securities (the "Trust Common Guarantees") to the same extent as the Trust Preferred Guarantees, except that, upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities under the Trust Preferred Guarantees shall have priority over holders of Trust Common Securities under the Trust Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of the Company

     In each Trust Preferred Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Preferred Guarantee or the Declaration of such Ingersoll-Rand Trust, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to such Corresponding Junior Subordinated Debt Securities. However, each Trust Preferred Guarantee will except from the foregoing any stock dividends paid by the Company, or any of its subsidiaries, where the dividend stock is of the same class as that on which the dividend is being paid.

Modification of the Trust Preferred Guarantees; Assignment

     Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities in any material respect (in which case no vote will be required), each Trust Preferred Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Preferred Guarantee shall bind the successor, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Ingersoll-Rand Trust then outstanding.

Events of Default

     An Event of Default under the Trust Preferred Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Trust Preferred Securities to which a Trust Preferred Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Guarantee Trustee in respect of the Trust Preferred Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Guarantee Trustee under the Trust Preferred Guarantee.

     If the Trust Preferred Guarantee Trustee fails to enforce such Trust Preferred Guarantee, any holder of Trust Preferred Securities relating to such Trust Preferred Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Trust Preferred Guarantee Trustee to enforce the Trust Preferred Guarantee, institute a legal proceeding directly against the Company to enforce the Trust Preferred Guarantee Trustee's rights under such Trust Preferred Guarantee without first instituting a legal proceeding against the relevant Ingersoll-Rand Trust, the Trust Preferred Guarantee Trustee or any other person or entity.

     The Company will be required to provide annually to the Trust Preferred Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each of the Trust Preferred Guarantees and as to any default in such performance and an officer's certificate as to the Company's compliance with all conditions under each of the Trust Preferred Guarantees.

Termination of Trust Preferred Guarantees

     Each Trust Preferred Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust upon full payment of all distributions relating to the Trust Preferred Securities or the Redemption Price of all Trust Preferred Securities of such Trust, upon distribution of the Subordinated Debt Securities held by such Ingersoll-Rand Trust to the holders of the Trust Preferred Securities of such Ingersoll-Rand Trust or upon full payment of the amounts payable in accordance with the Declaration of such Ingersoll-Rand Trust upon liquidation of such Ingersoll-Rand Trust. Each Trust Preferred Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Preferred Guarantee.

Status of Trust Preferred Guarantees

     Each Trust Preferred Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior Preference Stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any Preference Stock of any affiliate of the Company and (iii) senior to the Company's Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such Ingersoll-Rand Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Trust Preferred Guarantee.

     The Trust Preferred Guarantee Trustee shall enforce the Trust Preferred Guarantee on behalf of the holders of the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust. The holders of not less than a majority in aggregate liquidation amount of the Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Trust Preferred Guarantee, including the giving of directions of the Trust Preferred Guarantee Trustee. If the Trust Preferred Guarantee Trustee fails to enforce such Trust Preferred Guarantee, any holder of Trust Preferred Securities issued by the applicable Ingersoll-Rand Trust may institute a legal proceeding directly against the Company, as Guarantor, to enforce its rights under such Trust Preferred Guarantee, without first instituting a legal proceeding against the applicable Ingersoll-Rand Trust or any other person or entity.

     Each Trust Preferred Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a Trust Preferred Guarantee without instituting a legal proceeding against any other person or entity).

                             PLAN OF DISTRIBUTION

     The Company or any Ingersoll-Rand Trust may sell the Securities to which this Prospectus relates to or for resale to the public through one or more underwriters, acting alone or in underwriting syndicates led by one or more managing underwriters, and also may sell such Securities directly to other purchasers or dealers or through agents.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the offered Securities.

     In connection with the sale of Securities, such underwriters, dealers and agents may receive compensation from the Company or an Ingersoll-Rand Trust, or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities and, in certain cases, direct purchasers from the Company or from an Ingersoll-Rand Trust, may be deemed to be "underwriters" and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriters, dealers or agents will be identified and any such compensation will be described in the Prospectus Supplement.

     Under agreements which may be entered into by the Company or by an Ingersoll-Rand Trust, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. The place and time of delivery for offered Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities (other than the Trust Preferred Securities) will be passed upon for the Company by Patricia Nachtigal, Esq., Vice President and General Counsel of the Company. The validity of the Trust Preferred Securities will be passed upon for the Company and the Ingersoll-Rand Trusts by Richards, Layton & Finger. Certain legal matters will be passed upon for the underwriters, dealers or other agents, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett renders legal services to the Company on a regular basis.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the Registrant's expenses in connection with the issuance of the securities being registered. Except for the registration fee, the amounts listed below are estimates.


Registration Fee -- Securities and Exchange Commission  . . . . . . . . . .  $  318,182
Printing of Registration Statement, Prospectus, Indenture, etc. . . . . . .      25,000
Blue Sky Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20,000
Accountants' Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . .      40,000
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .     100,000
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33,182
                                                                              ---------
   Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 550,000
                                                                              =========


Item 15. Indemnification of Directors and Officers.

     Article Seventh of the Company's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors and officers of the Company shall not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except that no such director or officer shall be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.

     Article Seventh also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, by reason of his or her being or having been a director or officer of the Company, or by reason of his or her being or having been a director, officer, trustee, employee or agent of any other corporation or of any partnership, joint venture, employee benefit plan or other entity or enterprise, serving as such at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by the New Jersey Business Corporation Act (the "Act"), from and against all reasonable costs, disbursements and attorneys' fees, and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and assigns; provided, however, that there shall be no indemnification with respect to any settlement of any proceeding unless the Company has given its prior consent to such settlement or disposition. This right to indemnification includes the right to be paid by the Company the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the Act so requires, the payment of such expenses shall be made only upon receipt by the Company of an undertaking to repay all amounts so advanced unless it shall ultimately be determined that such director or officer is entitled to be indemnified.

     Article Seventh also provides that the right to indemnification thereunder is a contract right and gives claimants certain rights with respect to claims for indemnification not paid by the Company after 30 days following a written request. Finally, Article Seventh provides that the right to indemnification and advancement of expenses provided thereby shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. Sections 1 and 2 of Article IX of the Company's By-Laws also provide directors and officers with certain rights to indemnity that are substantially similar to the foregoing provisions of Article Seventh.

     Section 14A: 3-5 of the Act provides that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct unless the court in which such proceeding was brought determines upon application that the defendant, officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. In any case, a corporation must indemnify an officer director against expenses (including attorney's fees) to the extent that he has been successful on the merits or otherwise or in defense of any claim or issue.

     The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.

     Under the Trust Agreement of each Ingersoll-Rand Trust, the Company will agree to indemnify each of the Regular Trustees of such Ingersoll-Rand Trust (or any predecessor trustee for such Ingersoll-Rand Trust), and to hold harmless such Regular Trustee against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of such Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under such Trust Agreement.

Item 16. Exhibits.

  <F1>4.1  --  Restated Certificate of Incorporation of Ingersoll-Rand
               Company, as amended through May 28, 1992. (Incorporated by reference from Form 10-K of Ingersoll-Rand Company for Fiscal Year Ended December 31, 1993.)

  <F2>4.2  --  Certificate of Amendment to Restated Certificate of
               Incorporation of Ingersoll-Rand Company, filed August 20,
               1997.

  <F2>4.3  --  By-Laws of Ingersoll-Rand Company, as amended through
               September 1, 1997.

  <F1>4.4  --  Rights Agreement, dated as of December 7, 1988, as amended by amendment No. 1 thereto dated as of December 7, 1994, between Ingersoll-Rand Company and The Bank of New York, as Rights Agent (Incorporated by reference from Form 8-A of Ingersoll-Rand Company filed on December 12, 1988 and Form 8-A/A of Ingersoll-Rand Company filed on December 15, 1994.)

  <F1>4.5  --  Senior Indenture between Ingersoll-Rand Company and The Bank of New York (Incorporated by reference from Exhibit 4.1 to the Company's Form S-3 Registration Statement No. 33-39474).

  <F1>4.6  --  First Supplemental Indenture (Incorporated by reference from
               Exhibit 4.2 to the Company's Form S-3 Registration Statement No. 33-39474)

  <F1>4.7  --  Second Supplemental Indenture (Incorporated by reference from
               Exhibit 4.3 to the Company's Form S-3 Registration Statement No. 33-39474).

  <F1>4.8  --  Form of Indenture with respect to Senior Subordinated Debt
               Securities (Incorporated by reference from Exhibit 4.7 to the Company's Form S-3 Registration Statement No. 333-34029).

  <F1>4.9  --  Form of Indenture with respect to Junior Subordinated Debt
               Securities (Incorporated by reference from Exhibit 4.8 to the Company's Form S-3 Registration Statement No. 333-34029).

      4.10 -- The form or forms of any series of Debt Securities or Preference Stock and the Articles of Amendment for any series of Preference Stock will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

  <F1>4.11 --  Certificate of Trust of Ingersoll-Rand Financing I
               (Incorporated by reference from Exhibit 4.10 to the Company's Form S-3 Registration Statement No. 333-34029).

  <F1>4.12 --  Certificate of Trust of Ingersoll-Rand Financing II
               (Incorporated by reference from Exhibit 4.11 to the Company's Form S-3 Registration Statement No. 333-34029).

  <F1>4.13 --  Trust Agreement of Ingersoll-Rand Financing I (Incorporated by
               reference from Exhibit 4.12 to the Company's Form S-3 Registration Statement No. 333-34029).

  <F1>4.14 --  Trust Agreement of Ingersoll-Rand Financing II (Incorporated
               by reference from Exhibit 4.13 to the Company's Form S-3 Registration Statement No. 333-34029).

  <F1>4.15 --  Form of Amended and Restated Trust Agreement of Ingersoll-Rand
               Financing I and Ingersoll-Rand Financing II (Incorporated by reference from Exhibit 4.14 to the Company's Form S-3 Registration Statement No. 333-34029).

  <F1>4.16 --  Form of Trust Preferred Securities Guarantee Agreement
               (Incorporated by reference from Exhibit 4.14 to the Company's Form S-3 Registration Statement No. 333-34029).

  <F2>5.1  --  Opinion of Patricia Nachtigal, Esq., Vice President and General
               Counsel.

  <F2>5.2  --  Opinion of Richards, Layton & Finger (Ingersoll-Rand Financing
               I).

  <F2>5.3  --  Opinion of Richards, Layton & Finger (Ingersoll-Rand Financing
               II).

 <F1>12    --  Computation of Ratio of Earnings to Fixed Charges
               (Incorporated by reference from Exhibit 12 to the Company's
               Form 10-Q for the Fiscal Quarter Ended June 30, 1997).

     23.1  --  Consent of Patricia Nachtigal, Esq. (included in Exhibit 5.1).

     23.2 -- Consent of Richards, Layton & Finger (included in Exhibits 5.2 and 5.3).

 <F2>23.3  --  Consent of Independent Accountants.

 <F2>24.1  --  Powers of Attorney (Ingersoll-Rand Company).

 <F2>24.2  --  Powers of Attorney (Ingersoll-Rand Financing I and Ingersoll-
               Rand Financing II).

 <F2>25.1  --  Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939 of The Bank of New York, as Senior Debt Trustee.

__________________
[FN]
<F1> Incorporated by reference as indicated.
<F2> Filed herewith.


Item 17. Undertakings

     The undersigned Registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Ingersoll-Rand Trust I and Ingersoll-Rand Trust II each hereby undertakes to provide to the underwriter at the closing specified in the applicable underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions specified in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodcliff Lake, New Jersey, on the 2nd day of October, 1997.


                                      INGERSOLL-RAND COMPANY



                                      By        /s/ James E. Perrella
                                         ------------------------------------
                                                 (James E. Perrella)
                                         Chairman of the Board, President and
                                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of October, 1997.


          Signature                                Title
          ---------                                -----

     /s/ James E. Perrella          Chairman of the Board, President, Chief
     ---------------------          Executive Officer and Director (Principal
     (James E. Perrella)            Executive Officer)


     /s/ Gerard V. Geraghty         Vice President and Comptroller (Principal
     ----------------------         Financial and Accounting Officer)
    (Gerard V. Geraghty)


     Joseph P. Flannery*
     ------------------             Director
    (Joseph P. Flannery)


     Constance J. Horner*           Director
     -------------------
    (Constance J. Horner)


H. William Lichtenberger*           Director
------------------------
(H. William Lichtenberger)

     Theodore E. Martin*            Director
     ------------------
    (Theodore E. Martin)


       Orin R. Smith*               Director
     ----------------
       (Orin R. Smith)


     Richard J. Swift*              Director
     ----------------
     (Richard J. Swift)


     J. Frank Travis*               Director
     ---------------
     (J. Frank Travis)


     Tony L. White*                 Director
     -----------------
     (Tony L. White)



*By:  /s/ Patricia Nachtigal
      ----------------------
      (Patricia Nachtigal),
      Attorney-in-Fact

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of Ingersoll-Rand Financing I and Ingersoll-Rand Financing II certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodcliff Lake, New Jersey, on the 2nd day of October, 1997.

                          INGERSOLL-RAND FINANCING I

                          By: INGERSOLL-RAND COMPANY, as Depositor

                          By: /s/ Patricia Nachtigal
                              --------------------------
                              Name:  Patricia Nachtigal
                              Title: Vice President and General Counsel

                          INGERSOLL-RAND FINANCING II

                          By: INGERSOLL-RAND COMPANY, as Depositor

                          By: /s/ Patricia Nachtigal
                              --------------------------
                              Name:  Patricia Nachtigal
                              Title: Vice President and General Counsel